Exhibit 21.1

List of Subsidiaries

•	WuXi PharmaTech (BVI) Inc., incorporated in the British Virgin Islands

•	WuXi PharmaTech Co., Ltd., incorporated in the People’s Republic of China

•	Shanghai PharmaTech Co., Ltd., incorporated in the People’s Republic of China

•	Shanghai SyncTheAll Co., Ltd., incorporated in the People’s Republic of China

•	Shanghai SyncTheAll Pharmaceutical Co., Ltd., incorporated in the People’s Republic of China

•	Shanghai PharmaTech Chemical Technology Co., Ltd., incorporated in the People’s Republic of China

•	Tianjin PharmaTech Co., Ltd., incorporated in the People’s Republic of China

•	Suzhou PharmaTech Co., Ltd., incorporated in the People’s Republic of China